FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Record Fiscal Second
Quarter 2012 Financial Results

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (November 3, 2011) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the second quarter of fiscal year 2012, ended September 30, 2011.  Total revenue was $3.7 million in the second quarter, compared to $2.5 million in the second quarter of fiscal year 2011.  Product revenue was $3.4 million, up 49%, from $2.3 million in the prior year’s second quarter with revenue increases in the United States, Mexico, Europe, China and Middle East, slightly offset by a decline in India.  As a result of the strong revenue growth and 80% gross-margin product profitability, the loss from operations minus non-cash expenses for the quarter was $33,000 compared to $1.0 million in the same period last year.  The net loss minus non-cash expenses dropped to $246,000 for the quarter compared to $1.2 million last year.

“It’s a tribute to the Oculus team and our partners that once again we’ve surpassed our quarterly revenue guidance, moving the company closer to near-term profitability,” said Hoji Alimi, founder and CEO of Oculus. “To that end, and supporting our previous guidance of 50% to 100% revenue growth in U.S. prescription products, two of our partners are currently preparing for the launch of multiple Microcyn-based prescription products into the U.S. dermatology, podiatry and hospital wound care markets during the first quarter of calendar year 2012.   This is ongoing validation of our strategy to increase revenues while maintaining a reduced burn—by way of collaborative commercialization with results-focused partners.”

Product revenue in the United States increased $528,000, or 58%, in the second quarter compared to the same period in the prior year, primarily due to an increase in royalty fees from Oculus’ partner Innovacyn.  Effective July 1, 2011, the royalty rate Oculus received from Innovacyn increased from approximately 19% to approximately 30%.  Additionally, revenue growth in the United States was driven by increased demand for Microcyn-based products in the professional human wound care and dermatology markets.  These increases were partially offset by a decline in sales to Oculus’ partner, Union Springs Pharmaceuticals.

Revenue in Mexico increased $250,000, or 24%, primarily due to 43% growth in sales of the 120-mL and 240-mL presentations, offset by a 10% decline in sales of the five-liter presentation.  The growth in the 120 mL and 240 mL occurred as a result of strong unit growth, while the decline in the five-liter presentation was the result of lower units and unfavorable mix.  The unit sales of the 120-mL and 240-mL presentations, which are primarily sold to pharmacies in Mexico, increased 50% from the prior year to a monthly average of 59,000 units, compared to 39,000 in the same period last year.

Revenue in Europe and Rest of World increased $330,000, or 106%, over the prior year period.  Primarily the revenue growth was the result of increased revenue from the Middle East, Singapore, Europe, and China, with the Middle East representing $193,000 of the increase.

Oculus reported gross profit related to the company’s Microcyn-based products of $2.7 million, or 80% of product revenues, during the three months ended September 30, 2011, compared to a gross profit of $1.6 million, or 72%, in the prior year period. The improved gross profit is primarily the result of higher gross profit in the United States due to the higher royalty percentage related to Innovacyn product sales. Margins in Mexico were 81% during the quarter ended September 30, 2011, compared to 82% in same period in the prior year.

Total operating expenses increased by $90,000, or 3%, to $3.4 million for the three months ended September 30, 2011, compared to $3.3 million in the prior year. Operating expenses minus non-cash expenses during the quarter were $2.9 million, up from $2.8 million in the same period last year. Research and development expense increased $7,000, or 1%, to $560,000 for the three months ended September 30, 2011, compared to $553,000 in the prior year period.

Selling, general and administrative expense increased $83,000, or 3%, to $2.8 million during the three months ended September 30, 2011, as compared to the three months ended September 30, 2010. This increase was primarily due to higher sales related costs in Mexico.

Net loss for the three months ended September 30, 2011 was $839,000, a decrease of $810,000 from $1.6 million for the same period in the prior year. Oculus’ stock compensation charges were $515,000 and $521,000 for the quarters ended September 30, 2011 and 2010, respectively.

Interest expense for the three months ended September 30, 2011 increased by $142,000 due to the higher debt position when compared to the same period last year.

As of September 30, 2011, Oculus had unrestricted cash and cash equivalents of $3.6 million, compared with $4.4 million as of March 31, 2011.  The company’s total debt position was $4.1 million as of September 30, 2011, compared with $3.1 million as of March 31, 2011.

Six-Month Results
Total revenue was $6.6 million in the six months ended September 30, 2011, compared to $4.7 million in the same period last year.  Product revenue was $6.1 million, up 41%, from $4.3 million in the prior year’s six months with revenue increases in the United States, Mexico, Europe, the Middle East and India, offset by a decline in China.  Gross profitability for product revenue for the six months ended September 30, 2011 increased to 76% from 69% in the prior year period primarily due to higher profitability in the United States and Mexico.  Total operating expenses increased $272,000 or 4% for the six-month period compared to the same period last year, mostly due to higher sales related costs in Mexico and Europe.

Conference Call
Oculus management will hold a conference call today to discuss second quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.  Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm.  Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 12553667. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences
Oculus Innovative Sciences is a commercial healthcare company that designs, produces and markets innovative, safe and effective healthcare products. Oculus is pioneering innovative solutions in multiple markets including dermatology, oral care, surgical, wound care, animal healthcare and others, and has commercialized products in the United States, Europe, India, China and Mexico and select Middle East countries. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements
Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "generate,” “launch,” “guidance,” and “present,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2011. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus, Vetericyn and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.
Dan McFadden
Director of Marketing/Communications
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 30, 2011	March 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,622	$4,371
Accounts receivable, net	2,074	2,094
Inventories, net	887	733
Prepaid expenses and other current assets	339	611
Total current assets	6,922	7,809
Property and equipment, net	722	802
Other assets	119	53
Total assets	$7,763	$8,664
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$605	$669
Accrued expenses and other current liabilities	736	694
Deferred revenue	1,895	1,808
Current portion of long-term debt, net of debt discount of $504 and $237 at September 30, 2011 and March 31, 2011, respectively	852	907
Derivative liability	119	337
Total current liabilities	4,207	4,415
Deferred revenue	147	160
Long-term debt, net of debt discount of $1,005 and $354 at September 30, 2011 and March 31, 2011, respectively, less current portion	1,701	1,638
Put warrant liability	1,844	750
Total liabilities	7,899	6,963
Commitments and Contingencies
Stockholders’ (Deficit) Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2011 (unaudited) and March 31, 2011	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 26,857,200 and 26,576,302 shares issued and outstanding at September 30, 2011 (unaudited) and March 31, 2011, respectively	3	3
Additional paid-in capital	130,935	129,584
Accumulated other comprehensive loss	(3,075)	(2,901)
Accumulated deficit	(127,999)	(124,985)
Total stockholders’ (deficit) equity	(136)	1,701
Total liabilities and stockholders’ (deficit) equity	$7,763	$8,664

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Revenues
Product	$3,390	$2,282	$6,100	$4,327
Service	273	184	503	403
Total revenues	3,663	2,466	6,603	4,730
Cost of revenues
Product	668	638	1,458	1,334
Service	217	155	418	334
Total cost of revenues	885	793	1,876	1,668
Gross profit	2,778	1,673	4,727	3,062
Operating expenses
Research and development	560	553	996	949
Selling, general and administrative	2,848	2,765	6,379	6,154
Total operating expenses	3,408	3,318	7,375	7,103
Loss from operations	(630)	(1,645)	(2,648)	(4,041)
Interest expense	(230)	(88)	(392)	(147)
Interest income	1	1	2	1
Change in fair value of derivative liability	121	166	218	254
Other expense, net	(101)	(83)	(194)	(91)
Net loss	$(839)	$(1,649)	$(3,014)	$(4,024)
Net loss per common share: basic and diluted	$(0.03)	$(0.06)	$(0.11)	$(0.15)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	26,828	26,321	26,771	26,268

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	(630)	(1,645)	(2,648)	(4,041)
Non-cash adjustments:
Stock-based compensation	515	521	1,327	1,487
Depreciation and amortization	82	93	166	185
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(33)	$(1,031)	$(1,155)	$(2,369)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	(839)	(1,649)	(3,014)	(4,024)
Non-cash adjustments:
Stock-based compensation	515	521	1,327	1,487
Depreciation and amortization	82	93	166	185
Change in fair value of derivative liability	(121)	(166)	(218)	(254)
Non-cash interest expense	117	36	175	60
Non-GAAP net loss minus non-cash expenses	$(246)	$(1,165)	$(1,564)	$(2,546)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	3,408	3,318	7,375	7,103
Non-cash adjustments:
Stock-based compensation	(485)	(503)	(1,277)	(1,457)
Depreciation and amortization	(44)	(47)	(90)	(96)
Non-GAAP operating expenses minus non-cash expenses	$2,879	$2,768	$6,008	$5,550

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

(1)
Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)
Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in the fair value of derivative liabilities, and non-cash interest.  The Company uses this measure for the purpose of modifying the net loss to reflect direct cash transactions during the measurement period.

(3)
Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation.  The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.